SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 9)*

                           PAUL MUELLER COMPANY
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                             (Name of Issuer)

                               COMMON STOCK
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                      (Title of Class of Securities)

                               624752-10-1
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                              (CUSIP Number)

Check the following box if a fee is being paid with this statement /__/.
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amend-ment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13b-7.)

*The remainder of this cover page shall be filled out for a reporting per-son's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

 1. NAME OF REPORTING PERSON AND S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

     Joseph E. Morgan
     S/S/N ###-##-####

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OR A GROUP:    A /__/    B /__/

     N/A

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

     U.S.A.

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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

 5.  SOLE VOTING POWER:

     13,598

 6.  SHARED VOTING POWER:

     ______

 7.  SOLE DISPOSITIVE POWER:

     13,598

 8.  SHARED DISPOSITIVE POWER:

     ______

---------------------------------------------

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

     51,930

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ITEM 9 EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS BEFORE FILLING OUT):

     _____

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM 9:

     4.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS BEFORE FILLING OUT):

     Individual

ITEM 1   (a)  NAME OF ISSUER:

              Paul Mueller Company

         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              P.O. Box 828
              Springfield, Missouri 65801

ITEM 2   (a)  NAME OF PERSON FILING:

              Joseph E. Morgan

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

              P.O. Box 784
              Rolla, MO 65402

         (c)  CITIZENSHIP:

              U.S.A.

         (d)  TITLE OF CLASS OF SECURITIES:

              Common Stock

         (e)  CUSIP NUMBER:

              624752-10-1

ITEM 3   N/A

ITEM 4   OWNERSHIP AS OF DECEMBER 31, 1996:

         (a)  AMOUNT BENEFICIALLY OWNED:

              51,930 shares

         (b)  PERCENT OF CLASS:

              4.4%

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                   13,598 shares

             (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                   ______ shares

            (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                   13,598 shares

             (iv)  SHARED POWER TO DISPOSE OR TO DIRECT DISPOSITION OF:

                   ______ shares

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         N/A

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP:

         N/A

ITEM 10  CERTIFICATION:

         N/A

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
                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:  January 28, 1997          /S/         JOSEPH E. MORGAN
       ----------------         ------------------------------------------
                                SIGNATURE

                                             Joseph E. Morgan
                                ------------------------------------------
                                NAME / TITLE

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